Exhibit 99.1

Gables Realty Limited Partnership
2859 Paces Ferry Road
Suite 1450
Atlanta,  Georgia  30339

March 25, 2002

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington,  D.C.  20549

Ladies and Gentlemen:

Arthur Andersen LLP ("Andersen") has represented to Gables Realty Limited Partnership (the "Company") as follows in connection with its audit of the Company's consolidated financial statements for the year ended December 31, 2001 and its report dated March 8, 2002:

  that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation and that availability of personnel at foreign affiliates of Andersen was not relevant to the audit.

This letter is based solely upon written representations dated March 25, 2002 received from Andersen.

Very truly yours,

GABLES REALTY LIMITED PARTNERSHIP

By:  /s/ Marvin R. Banks, Jr.
Name: Marvin R. Banks, Jr.
Title:  Senior Vice President and Chief Financial Officer
           of Gables GP, Inc., general partner of the Company